EXHIBIT 3.21

ARTICLES OF INCORPORATION

OF

BIG BEAR MINING COMPANY

The undersigned, acting as incorporator of a corporation under Section 27, Article 1, Chapter 31 of the Code of West Virginia adopt(s) the following Articles of Incorporation for such corporation, FILED IN DUPLICATE:

I. The undersigned agree to become a corporation by the name of Big Bear Mining Company.

II. The address of the principal office of said corporation will be located at Main street, in the city, of Oceana in the county of Wyoming, State of West Virginia, ZIP 24870.

III. The purpose or purposes for which this corporation is formed are as follows:

1. To acquire, purchase, lease, option, own, sell, and mortgage coal lands, or supposed coal lands or mineral estates; to buy and sell real estate; to prospect for coal, and mine and process coal and other minerals or mineral products, and generally to buy, sell, handle, and deal in the market in coal of all kinds; to purchase, acquire, and contract all kinds of machinery, buildings, cars, and appliances for mining and marketing coal; to construct and operate railways and tramways for mining and moving coal; to build and lease houses for the use of miners and others, including the purchase and sale of same.

2. To have and to exercise all the powers now or hereafter conferred by the laws of the State of West Virginia upon corporations organized pursuant to the laws under which the corporation is organized and any and all acts amendatory thereof and supplemental thereto.

IV. Provisions granting preemptive rights are: Full preemptive rights are hereby granted to the stockholders and said preemptive rights shall not be denied or limited in any way.

V. Provisions for the regulation of the internal affairs of the corporation are: None.

VI. The amount of the total authorized capital stock of said corporation shall be Five Thousand Dollars ($5,000.00) dollars, which shall be divided into five hundred (500) shares of the par value of Ten (10) dollars each.

VII. The full name and address of the incorporator(s), including street and street numbers, if any, and the city, town or village, including ZIP number, and if a stock corporation, the number of shares subscribed for by each.

H.M. Persinger, Jr.

Box 1258

Williamson, W. Va.

VIII. The existence of this corporation is to be perpetual.

IX. The name and address of the appointed person to whom notice or process may be sent: Big Bear Mining Company, Main Street, Oceana, West Virginia 24870.

X. The number of directors constituting the initial Board of Directors of the Corporation shall be three, and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify.

Joseph C. Phillips

Pineville, West Virginia 24874

E. Morgan Massey

P.O. Box 26765

Richmond, Va. 23261

Wm. Blair Massey

P.O. Box 26765

Richmond, Va. 23261

I, the undersigned, for the purpose of forming a corporation under the laws of the State of West Virginia, do make and file this Articles of Incorporation, and I have accordingly hereunto set our respective hands this 16th day of September, 1976.

/s/ H.M. Persinger, Jr.
(H.M. Persinger, Jr.)

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